UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

CATALYST BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080

(Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

Catalyst Biosciences, Inc. (“Catalyst”) hereby provides information regarding events leading up to the sale of assets to Vertex Pharmaceuticals Incorporated (“Vertex”) May 19, 2022 (the “Transaction”) as previously disclosed on May 23, 2022.

The Background of the Transaction

The Transaction and its terms were the result of a competitive process and negotiations between representatives of Catalyst and Vertex. In particular:

On February 17, 2022, Catalyst announced that it had engaged Perella Weinberg Partners (“PWP”), a leading global independent advisory firm, as a financial advisor to assist Catalyst in exploring strategic alternatives.

Between February 17, 2022, and early April 2022, PWP and Catalyst reviewed Catalyst’s strategic alternatives, including licensing, sale of assets, and M&A transactions, and engaged with various potential counterparties. This engagement included outreach to approximately 75 potentially interested parties, the execution of confidentiality agreements with 15 parties, due diligence conducted by 14 parties, process letters sent to 13 parties, two offers received by the initial April 7, 2022 deadline for non-binding indications of interest, including an offer from Vertex, and one subsequent verbal offer received.

While PWP and Catalyst were considering Catalyst’s strategic alternatives, Catalyst announced on March 15, 2022, that it had regained full rights to CB 2782-PEG, a C3-degrader for the treatment of dry AMD (dAMD). Under the terms of the agreement, Biogen International GmbH returned the rights for further development of CB 2782-PEG and ended the collaboration on other potential AMD treatments.

Pursuant to the process letter sent by PWP to parties that expressed an interest in purchasing the complement assets and other strategic transactions, non-binding indications of interests were due by April 7, 2022. Catalyst received two preliminary, non-binding indications of interest, one from Vertex and one from another potential buyer that offered an initial upfront payment plus contingent milestone payments based on product development and regulatory approvals. Catalyst’s Board of Directors reviewed these proposals with PWP and Catalyst management and discussed negotiating strategies and plans. The Board determined that the offer received from Vertex was superior to the offer received from the other potential buyer based on various factors, including the contingent nature of the other party’s milestone payments compared to the Vertex bid which offered more cash up front.

On April 12, 2022, a final round process letter was sent to Vertex, requesting a final proposal and markup of the Asset Purchase Agreement by April 28, 2022.

On April 13, 2022, PWP sent Catalyst’s initial draft of the Asset Purchase Agreement (the “Draft APA”) to Vertex.

On April 13, 2022, Catalyst engaged the law firm Potter Anderson & Corroon LLP to advise on Delaware law matters with respect to the potential sale of the complement assets, including whether such transaction would require approval of the company’s stockholders under Delaware law.

On April 25, 2022, Catalyst received a preliminary, non-binding indication of interest from a third potential buyer of the complement assets, on terms that the Board of Directors determined were inferior to Vertex’s proposal.

Between April 12, 2022 and April 28, 2022, Vertex continued its diligence on Catalyst’s complement assets.

On April 28, 2022, Vertex provided a final indication of interest for the acquisition of 100% of the complement assets along with comments and proposed edits to the Draft APA, proposing a $60 million purchase price, without milestones, consisting of a $55 million upfront cash payment at signing and a $5 million holdback payable upon the completion of certain obligations.

Between April 29, 2022 and May 19, 2022, Catalyst and Vertex negotiated the Draft APA, and Vertex continued and completed its diligence of the complement assets. During this period, Potter Anderson & Corroon engaged with the company and PWP in analysis of the proposed transaction and the value of the assets to be retained by Catalyst following the sale of the complement assets.

On May 12, 2022, the Board received the opinion of Potter Anderson & Corroon LLP that a vote of the Catalyst stockholders to approve the Transaction was not required under Delaware law.

Also on May 12, 2022, the Board of Directors of Catalyst discussed the offers received and unanimously resolved to approve the Transaction. Among the factors considered by the Catalyst Board were the consideration offered by Vertex, the amount and duration of the consideration holdback, the superiority of the terms offered by Vertex compared to other offers received following the extensive review of strategic alternatives and sale process, the fact that the Vertex proposal provided for a simultaneous signing and closing of the Transaction which was viewed favorably by the Catalyst Board and the certainty of closing the asset sale.

On May 19, 2022, Catalyst and Vertex signed the Asset Purchase Agreement and closed the Transaction.

On May 23, 2022, Catalyst announced that it had signed the Asset Purchase Agreement with Vertex and closed the Transaction as well as the material terms of the Transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1§	Asset Purchase Agreement dated as of May 19, 2022 by and between Catalyst Biosciences, Inc. and Vertex Pharmaceuticals Incorporated.

104	Cover Page Interactive Data File (formatted as Inline XBRL document).

§	Portions of this exhibit (indicated by “[***]”) have been redacted in accordance with Regulation S-K Item 601(b)(10)(iv).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: June 24, 2022	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer